EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 10, 2002

By and Among

WH Holdings (Cayman Islands) Ltd.,

WH Acquisition Corp.

And

Herbalife International, Inc.

i

ii

iii

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement

Acquisition Agreement	Section 5.2(e)
Acquisition	Preamble
Agreement	Preamble
Assertion	Section 5.15
Certificates	Section 2.2(a)
Class A Common Stock	Preamble
Class B Common Stock	Preamble
Closing Date	Section 1.2
Code	Section 3.11(a)
Company Common Stock	Preamble
Company Disclosure Schedule	Article III
Company Employees	Section 5.11(a)
Company Financial Adviser	Section 3.16
Company Letter of Transmittal	Section 2.2(a)
Company Material Adverse Effect	Section 3.1(b)
Company Permits	Section 3.10(a)
Company	Preamble
Company SEC Reports	Section 3.4
Company Securities	Section 3.2(a)
Company Stock Option(s)	Section 2.3
Company Stockholders’ Meeting	Section 3.5
Effective Time	Section 1.3
Employee Plans	Section 3.11(a)
Environmental Laws	Section 3.12
ERISA Affiliate	Section 3.11(f)
ERISA	Section 3.11(a)
Exchange Act	Section 3.2(c)
Exchange Agent	Section 2.2(b)
Excluded Shares	Section 2.1(a)(i)
Expenses	Section 7.5(b)
FDA Permits	Section 3.10(a)
FDA	Section 3.10(a)
FDCA	Section 3.10(a)
Financing Letters	Section 4.5
Financings	Section 4.5
Governmental Approvals	Section 5.12
Governmental Entity	Section 3.6
HSR Act	Section 3.6
Income Tax	Section 3.13(a)(i)
Indemnifiable Matter	Section 5.15
Indemnified Liabilities	Section 5.8(b)
Indemnified Persons	Section 5.8(b)

1

Indemnitee	Section 5.15
IP Rights	Section 3.14(a)
J-Sub Minority Shares	Section 5.13
Lien	Section 3.2(b)
Material Contract	Section 3.6
Material Respect	Section 8.3(c)
Merger Consideration	Section 2.1(a)(i)
Merger	Preamble
Morgan Stanley	Section 3.16
NRS	Preamble
Order	Section 6.1(e)
Outside Date	Section 7.1(e)
Parent Benefit Plans	Section 5.11(a)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	Section 4.1(b)
Parent	Preamble
Potential Acquiror	Section 5.2(b)
Proxy Statement	Section 3.5
Schedule 13E-3	Section 5.3(d)
SEC	Section 3.4
Securities Act	Section 3.4
Senior Lender	Section 4.5
Series A Preferred Stock	Section 3.2(a)
Significant Subsidiary	Section 8.3(f)
Special Committee	Preamble
Stock Option Plan	Section 2.3
Stockholder Approval	Preamble
Superior Proposal	Section 5.2(d)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.2(a)
Tax Return	Section 3.13(a)(iii)
Tax	Section 3.13(a)(ii)
Termination Fee	Section 7.5(a)
UBSW	Section 4.5

2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of April 10, 2002 (this “Agreement”), by and among WH Holdings (Cayman Islands) Ltd., a Cayman Islands corporation (“Parent”), WH Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and Herbalife International, Inc., a Nevada corporation (the “Company”).

BACKGROUND

A.                                   The respective Boards of Directors of Parent, Acquisition and the Company have approved, adopted and each, along with the currently constituted Special Committee of the Board of Directors of the Company (the “Special Committee”), deem it advisable to consummate the merger of Acquisition with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (“NRS”), whereby each issued and outstanding share of Class A common stock of the Company, $0.01 par value per share (the “Class A Common Stock”), and eachissued and outstanding share of Class B common stock of the Company, $0.01 par value per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), other than shares to be cancelled in accordance with Section 2.1(c), will be converted into the right to receive the Merger Consideration (as defined below).

B.                                     The Merger requires the approval of the holders of a majority of the outstanding shares of the Class A Common Stock (the “Stockholder Approval”).

C.                                     Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the NRS, Acquisition shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). The addresses of Acquisition and the Company are set forth in Section 8.2 hereof and their governing law is Nevada. Following the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company and of Acquisition in accordance with the NRS.

SECTION 1.2  Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth inArticle VI (the “Closing Date”), at the offices of Gibson, Dunn & Crutcher LLP,333 South Grand Avenue, Los Angeles, California 90071, unless another time, dateor place is agreed to by the parties hereto.

SECTION 1.3  Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall prepare, execute and acknowledge and thereafter file articles of merger in such form as is required by Section 92A.200 of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective upon filing with the Secretary of State of the State of Nevada, or at such other date and time as Acquisition and the Company shall agree should be specified in such articles of merger and as may be permitted by the NRS (the date and time of such effectiveness, being the “Effective Time”).

SECTION 1.4  Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS and all other effects specified in Chapter 92A of the NRS.

SECTION 1.5  Articles of Incorporation and Bylaws. At the Effective Time, subject to Section 5.8(a), the Articles of Incorporation and Bylaws of Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Acquisition as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain the name of the Company), until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.6  Directors. Unless otherwise notified by Parent at least five (5) days prior to Closing each of the directors of the Company and its subsidiaries shall resign or be removed from the Board of Directors of the Company and its subsidiaries, respectively. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7  Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall hold office until the earlier of their death, resignation or removal or until their successors are duly appointed and qualified.

SECTION 1.8  Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Acquisition:

(a)                                  Conversion of Common Stock.

(i)                                     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company or any subsidiary of the Company, or Parent, Acquisition or any other subsidiary of Parent (the “Excluded Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $ 19.50 in cash (the “Merger Consideration”), less any required tax withholding.

(ii)                                  All shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 2.2. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except to receive the Merger Consideration, and as otherwise provided herein or by law.

(b)                                 Capital Stock of Acquisition. Each share of the capital stock ofAcquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of theSurviving Corporation.

(c)                                  Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Acquisition or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no Merger Consideration shall be delivered with respect thereto.

(d)                                 Declared and Unpaid Dividends. To the extent the record date for theCompany’s quarterly cash dividend of $0.15 per share of Company Common Stock, as declared in accordance with past practice followed prior to the date hereof, occurs before the Effective Time, and the quarterly dividend is unpaid as of theEffective Time, such declared and unpaid dividend shall be paid to the holders of Company Common Stock at the Effective Time; provided, however, that the Company shall be entitled to declare and pay only one such dividend after the date hereof.

SECTION 2.2  Exchange of Certificates.

(a)                                  Promptly after the Effective Time, the Exchange Agent (as defined below) shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (other than Excluded Shares) (i) a letter of transmittal (the “Company Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of the Company Common Stock (the “Certificates”) shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting thesurrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(b)                                 Prior to or contemporaneously with the Effective Time, and subject to Section 4.5, Parent shall cause to be deposited with the party specified by Parent as the exchange agent (the “Exchange Agent”) amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 2.1(a)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time who are to receive theMerger Consideration. Any interest, dividends, or other income earned on the investment of cash deposited by Parent with the Exchange Agent in accordance with this Section 2.2(b) shall be for the account of and payable to Parent. Prior to the Effective Time, the Company shall transfer to the Exchange Agent cash in the amount of $165 million to be held by the Exchange Agent for the account of the Company but to be transferred to the Exchange Agent as part of the Merger Consideration at the Effective Time

(c)                                  Upon surrender to the Exchange Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and Parent shall promptly cause to be delivered by the Exchange Agent to such holder, a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings. The Certificates surrendered pursuant to this Section 2.2(c)shall forthwith be cancelled. If any Certificate shall have been lost, stolen,mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and alost certificate indemnity, the Exchange Agent shall issue to such holder theMerger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(d)                                 No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition ofsuch payment that the Certificate so surrendered shall be properly endorsed andotherwise in proper form for transfer, as determined by the Exchange Agent or Parent, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not payable. One hundred eighty (180) days following the Effective Time, Parent shall be entitled to cause the Exchange Agent to deliver to it any funds(including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of the Certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to cash payable upon due surrender of their Certificates. Any amounts remaining unclaimed by the holders of Company Common Stock five (5) business days immediately prior to such time the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e)                                  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid or issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantees or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

(f)                                    The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company.

SECTION 2.3  Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option” or, collectively, the “Company Stock Options”) issued pursuant to the Company’s 1991 Stock Option Plan (the “Stock Option Plan”), or otherwise, whether vested or unvested, shall be canceled and each holder of a Company Stock Option shall be entitled to receive, subject to applicable tax withholdings, if any, promptly after the Effective Time, in exchange therefor cash in an amount equal to the product of (i) the excess of the Merger Consideration over the exercise price of such Company Stock Option, multiplied by (ii) the number of shares subject to such Company Stock Option. The Company shall take all action necessary to give effect to this Section 2.3.

SECTION 2.4  No Liability. None of Parent, Acquisition, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock or paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.5  Dissenters’ Rights. Pursuant to the provisions of NRS Section 92A.390, the holders of Company Common Stock shall not have any dissenters’ rights and shall be entitled to receive only the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as publicly disclosed by the Company in the Company SEC Reports (as defined below) filed prior to the date hereof or as set forth on the Disclosure Schedule previously delivered by the Company to Parent (the “CompanyDisclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Company Disclosure Schedules shall be deemed disclosed in another schedule of the Company Disclosure Schedule if disclosurewith respect to the particular schedule is sufficient to make it reasonablyclear to Parent the relevance of the disclosure to such other schedule), the Company hereby represents and warrants to each of Parent and Acquisition as follows:

SECTION 3.1  Organization and Qualification; Subsidiaries.

(a)                                  Each of the Company and its subsidiaries (which reference throughout this Agreement shall include directly and indirectly owned subsidiaries) is dulyorganized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently ineffect, of the Company and each of its subsidiaries. The Company is not in violation of its Articles of Incorporation or Bylaws. None of the Company’s Significant Subsidiaries is in violation of its organizational documents. None of the Company’s other subsidiaries is in violation of its organizational documents except for violations which would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

The term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects as identified in the Company’s 2002 budget previously delivered to Parent or financial condition of the Company and its subsidiaries, taken as a whole other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets and (iii) the entering into or the public disclosure of this Agreement or the transaction contemplated hereby.

(c)                                  Section 3.1 of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be.

SECTION 3.2  Capitalization of the Company and its Subsidiaries.

(a)                                  The authorized capital stock of the Company consists of (i) 100,000,000 shares of preferred stock, $0.01 par value per share, 1,000,000 shares of which are designated Series A Junior Participating Preferred (“Series A Preferred Stock”), none of which are issued and outstanding, and 99,000,000 shares of which are blank check preferred stock without designation, none of which are issued and outstanding; and (ii) 100,000,000 shares of common stock, $0.01 par value per share, 33,333,333 shares of which are designated as Class A Common Stock, 11,418,499 of which are issued and outstanding as of April 8,2002, and 66,666,667 shares of which are designated as Class B Common Stock, 21,075,263 of which are issued and outstanding as of April 8, 2002. All of theoutstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of April 8, 2002, 56,680 shares of Class A Common Stock and 184,643 shares of Class B Common Stockwere reserved for issuance pursuant to outstanding Company Stock Options. Exceptas set forth above or as set forth in Section 3.2 of the Company DisclosureSchedule, as of the date hereof, there were outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company and, no obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in theownership or earnings of the Company or its subsidiaries (collectively “Company Securities”). Section 3.2 of the Company Disclosure Schedule identifies, as ofApril 8, 2002, the holder of each outstanding Company Stock Option issued pursuant to the Stock Option Plan, the number of shares of Company Common Stock issuable upon the exercise of each Company Stock Option and the exercise price and expiration date thereof and except as set forth in Section 3.2 of theCompany Disclosure Schedule no options currently outstanding have been grantedother than pursuant to the Stock Option Plan. As of the date hereof, except asset forth in Section 3.2 of the Company Disclosure Schedule, there are nooutstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2of the Company Disclosure Schedule, there are no stockholder agreements, votingtrusts or other agreements or understandings to which the Company is a party orby which it is bound relating to the voting or registration of any shares ofcapital stock of the Company. Since April 8, 2002, there have been no issuancesof the Company’s capital stock other than issuances pursuant to outstandingCompany Stock Options.

(b)                                 Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s Significant Subsidiaries (other than director’s qualifying shares in the case of foreign subsidiaries) is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law) and except for any Liens which are incurred in the ordinary course of business. Except as set forth in Section 3.2 of the Company DisclosureSchedule, all of the outstanding capital stock of the Company’s other subsidiaries (other than director’s qualifying shares in the case of foreign subsidiaries) is owned by the Company, or one of its subsidiaries, free and clear of any material Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law) and except for any Liens which are incurred in the ordinary course of business. All of the outstanding shares of capital stock of the Company’s Significant Subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no securities of the Company’s subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance, purchase or sale, directly or indirectly, by the Company or any of its subsidiaries of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company’s subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(c)                                  The Class A Common Stock and Class B Common Stock constitute the only classes of equity securities of the Company or its subsidiaries registeredor required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 3.3  Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been recommended by the Special Committee and duly and validly authorized and recommended by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Class A Common Stock. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.4  SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) for the periods on or after January 1, 1999 (such filings, along with any other filings made by the Company pursuant to the Securities Act (as defined below) are hereinafter referred to as “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.

SECTION 3.5  Information Supplied. None of the information contained in or incorporated by reference in the proxy statement (the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held in connection with the Merger (the “Company Stockholders’ Meeting”) will, at the date the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Acquisition for inclusion or incorporation by reference therein. The Proxy Statement insofaras it relates to the meeting of the Company’s stockholders to vote on the Mergerwill comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

SECTION 3.6  Consents and Approvals; No Violations.

(a)                                  Except as set forth in Section 3.6 of the Company Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust laws and the filing of the articles of merger as required by the NRS, no filing with or notice to and no permit, authorization, consent or approval of any court, arbitrator or tribunal, or administrative governmental or regulatory body, agency or authority, foreign or domestic (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breachof or constitute (with or without due notice or lapse of time or both) a default(or give rise to any right of termination, amendment, cancellation, acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (each a “Material Contract”) or (iii) to the Company’s knowledge, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable tothe Company or any of its subsidiaries or any of their respective properties orassets, except, in the case of (ii) or (iii), for violations, breaches or defaults which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.7 No Default. Except as set forth in Section 3.7 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is in breach, default or violation of any term, condition or provision of (a) any Material Contract or (b) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of (a) and (b), for violations, breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8 Absence of Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2001, there has not been: (i) any events, changes or effects with respect to the Company or its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect or that are outside the ordinary course of business; (ii) any declaration, payment or setting aside for payment of any dividend (other than the Company’s quarterly cash dividend consistent with past practice and except to the Company or any subsidiary wholly owned by the Company) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of the Company or any subsidiary (it being acknowledged that repurchase of J-Sub Minority Shares is within the ordinary course of business); (iii) any return of any capital or other distribution of assets to stockholders of the Company or any subsidiary (except to the Company or any subsidiary wholly owned by the Company); (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (v) any material change by the Company to its accounting policies, practices, or methods; (vi) any amendment to the Articles of Incorporation or Bylaws or other organizational documents of the Company or its subsidiaries; (vii) any sale or transfer of any material portion of its assets or of any material asset, except in the ordinary course of business; (viii) pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices; (ix) any commencement or settlement of material legal proceedings; (x) any action taken by a Governmental Entity which affects, in any material respect, the business of the Company, except, in the case of each of the foregoing clauses (i) through (x), as expressly contemplated by this Agreement.

SECTION 3.9 Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which could reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this

Agreement. Except as set forth in Section 3.9 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that could reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 3.10  Compliance with Applicable Law.

(a)                                  Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company and its subsidiaries hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from all Governmental Entities, and have filed all material notifications, registrations and listings to all Governmental Entities, all of which are in full force andeffect, including, without limitation, all authorizations and notifications under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (“FDCA”), and the regulations of the Food and Drug Administration (“FDA”) promulgated thereunder (“FDA Permits”), necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such permits, licenses, authorizations, variances, exemptions, orders and approvals and failures to have filed such notifications, registrations and listings, which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits. To the Knowledge of the Company, the Company has not received any notice from any Governmental Entity that the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined inSection 3.12 below) and except for violations or possible violations which are not material to the Company’s business. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened nor has any Governmental Entity indicated to the Company an intention to conduct the same.

(b)                                 Since December 31, 2000, none of the Company, any subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or otherperson acting on behalf of any of the foregoing has used any corporate funds forunlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

(c)                                  The Merger and the transactions contemplated by this Agreement will not cause the revocation or cancellation of any Company Permit except for any such event that would not individually or in the aggregate have a material adverse effect on the Company’s business taken as a whole.

(d)                                 As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar laws or regulations in any foreign jurisdiction (each such product, a “Regulated Produced” and, collectively, the “Regulated Products”) that is manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries, such Regulated Product is being manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries in material compliance with all applicable requirements under the FDCA, the FDA regulations promulgated thereunder, and such similar laws or regulations, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, requisite filings and security, as applicable. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (i) alleging the adulteration, misbranding, or other regulatory noncompliance of any of the Company’s products or (ii) otherwise alleging any violation of any laws or regulations by the Company or any of its subsidiaries, except for notice or communications which would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Except as set forth in Section 3.10 of the Company Disclosure Schedule, no Regulated Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) pursuant to direction of the FDA or any other Governmental Entity. No proceedings in the United States or outside of the United States of which the Company has knowledgeseeking recall, withdrawal, suspension, injunction, criminal penalties or seizure relative to any Regulated Product are pending against the Company or anyof its subsidiaries, nor have any such proceedings been pending at any priortime, except as set forth in Section 3.10 of the Company Disclosure Schedule.

(f)                                    Except for instances that individually or in the aggregate have not had and are not reasonably expected to have a Company Material Adverse Effect, (i) none of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, employees or agents has made anuntrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure wasmade, could reasonably be expected to provide a basis for the FDA to invoke itspolicy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or toseek prosecution under 18 U.S.C. 1001 or for any other Governmental Entity toinvoke any similar policy or law; and (ii) none of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct prohibited by the FDCA or FDA regulations or any similar laws or regulations.

(g)                                 Neither the Company nor any of its subsidiaries has received any notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action for seizure, injunction, criminal penalty, or to request the recall of any product of the Company or any of its subsidiaries.

(h)                                 To the knowledge of the Company, the formulation, manufacturing, storing, labeling, promotion, advertising and sale of the Company’s products are in compliance in all material respects with applicable United States federal,state and local laws and regulations and foreign laws and regulations, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11  Employee Benefit Plans; Labor Matters.

(a)                                  Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee RetirementIncome Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option,stock purchase, incentive, deferred compensation, supplemental retirement, savings, profit-sharing, retention, severance and other material fringe or employee benefit plans, programs or arrangements maintained or contributed to by the Company or any of its subsidiaries for the benefit of or relating to anyemployee of the Company, or any of its current ERISA Affiliates, as defined below, excluding plans, programs, agreements and arrangements under which the Company or any ERISA Affiliate has no remaining obligations, and any plans, programs, agreements and arrangements that are required to be maintained by the Company or any of its ERISA Affiliates under the laws of any foreign jurisdiction (together the “Employee Plans”), other than those referred to in Section 4(b)(4) of ERISA. The Company has made available to Parent true, accurate and complete copies of the following documents relating to each Employee Plan: (i) plan documents and all amendments thereto; (ii) summary of material terms of each Employee Plan that has not been reduced to writing; (iii) trust agreements, insurance policies and other financing documents, together with all amendments thereto; (iv) Form 5500s with all required schedules and attachments for the last three years; (v) the most recent summary plan description, to the extent required to be provided by law; (vi) annual compliance test results for any 401(k) savings or profit-sharing plan for the last three years, including, without limitation, the actual deferral percentage test, actual contribution percentage test, and multiple use test and (vii) statements of compliance filed with the Department of Labor pursuant to Department of Labor Regulation Section 2520.104-23 for any Employee Plan intended to satisfy the alternate method of compliance under Title I of ERISA. To the Company’s knowledge, each of the Company’s and its ERISA Affiliates’ Employee Plans is being maintained and administered in all material respects in accordance with its terms and applicable laws. Except as publicly as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company, each of its ERISA Affiliates and all such Employee Plans are in material compliance with allapplicable provisions of ERISA and the Internal Revenue Code of 1986 (the “Code”).

(b)                                 Neither the Company nor any ERISA Affiliate has, within the six year period immediately preceding the date hereof, sponsored, maintained or participated in, or contributed to any Employee Plan that is or was subject to Title IV of ERISA or Section 412 of the Code or is or was a “Multiemployer Plan”as defined in Section 3(37) of ERISA. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to all amendments for which the remedial amendment period has expired, there are no events or circumstances which exist which would adversely impact the qualified status of such plan and the IRS has not taken any action to revoke the qualified status of the Employee Plan. No “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan, which is not otherwise exempt by statute, regulation or administrative ruling or opinion. No Employee Plan or fiduciary of any Employee Plan has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency. To the Company’s knowledge, there are no actions, suits or claims pending (other than routine claims for benefits) that could reasonably be expected to be asserted against any Employee Plan or the assets or fiduciaries of any Employee Plan.

(c)                                  Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there will be no material payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by thisAgreement.

(d)                                 No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA (other than a plan covering only one individual employee or former employee and his or her dependents) provides material benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

(e)                                  Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and anyof their respective employees. The Company is not and has never been a party toany collective bargaining agreement or other similar labor agreement with respect to any persons employed by the Company or any of its subsidiaries in the United States. The Company has no knowledge, after reasonable inquiry, of any material activities or proceedings of any labor union to organize any employees of the Company or its subsidiaries. The Company has no knowledge, after reasonable inquiry, of any material strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

(f)                                    For purposes of this Agreement, an “ERISA Affiliate” shall mean, as of the indicated time, each entity whether or not incorporated, deemed under common control with the Company pursuant to Code Section 414(b), (c), (m), or(o).

(g)                                 As of December 31, 2001, the Company had approximately 2,445 full-time employees (those who are regularly scheduled to work 32 or more hours per week), 39 part-time employees (those who are regularly scheduled to work less than 32 hours per week), 313 temporary employees, 0 leased employees and 75 independent contractors. To the Company’s knowledge, the Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.

(h)                                 Schedule 3.11 accurately lists each material employment or consulting agreement with an individual employee of the Company, other than offer letters sent to prospective employees who are not senior management or executive level employees.

(i)                                     To the Company’s knowledge, each person who performs services to the Company is and has been properly classified as a “common law employee,” “leased employee” or “independent contractor” for all purposes under the law andthe Plans.

(j)                                     To the Company’s knowledge, all employees presently employed by the Company and its subsidiaries in the United States are authorized for employment by the Company in accordance with the United States immigration laws (including, but not limited to, the Immigration and Nationality Act, the Immigration Reform and Control Act and the Illegal Immigration Reform Act and Immigrant Responsibility Act, each as amended and the regulations promulgated thereunder).

SECTION 3.12  Environmental Laws and Regulations. To the Company’s knowledge, each of the Company and its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”), except for non-compliance that would not reasonably be expected to have a Company Material Adverse Effect, which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all material permits and other material authorizations by Governmental Entities required under applicable Environmental Laws and compliance with the terms and conditions thereof; and none of the Company or its subsidiaries has received written notice of or, to the knowledge of the Company, is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13  Taxes.

(a)                                  Definitions. For purposes of this Agreement:

(i)                                     the term “Income Tax” shall mean any federal, state, local or foreign Tax (A) based upon, measured by, or calculated with respect to net income or profits (including capital gains Taxes, alternative minimum Taxes and Taxes on items of Tax preference), or (B) based upon, measured by, or calculated with respect to multiple bases (including corporate franchise Taxes), if one ormore of the principal bases on which such Tax may be based, measured by, or calculated with respect to amounts described in clause (a)(i)(A);

(ii)                                  the term “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (a)(ii)(A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (a)(ii)(A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(iii)                               the term “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

(b)                                 Except as set forth in Section 3.13 of the Company Disclosure Schedule; and subject to subsection (c) of this Section 3.13:

(i)                                     the Company and its subsidiaries (and any predecessor corporations of the Company or any of its subsidiaries) have timely filed (taking into account extensions) all Income Tax Returns they are required to have filed, and all Income Tax Returns filed by the Company and its subsidiaries are accurate and correct in all respects;

(ii)                                  the Company and its subsidiaries (and any predecessor corporations of the Company or any of its subsidiaries) have timely paid all Income Taxes that have become due or payable (other than Taxes being contested in good faith and for which adequate reserves have been established) and have adequately reserved for in accordance with generally accepted accounting principles all Income Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable and have made all estimated tax payments required to be made;

(iii)                               the Company has not received notice of any claim for assessment or collection of Income Taxes that is presently being asserted against the Company or its subsidiaries or notice of any presently pending audit examination, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Income Taxes due and owing by the Company or any of its subsidiaries;

(iv)                              neither the Company nor any subsidiary of the Company has filed any agreement or waiver extending the period of the statute of limitations applicable to the assessment or collection of any federal Income Tax which remains open;

(v)                                 neither the Company nor any subsidiary of the Company is or ever has been a party to any tax indemnity agreement, tax sharing agreement, or other agreement under which it reasonably expects to become liable to another person as a result of the imposition of Income Tax upon any person, or the assessment or collection of such a Tax;

(vi)                              the Company (and each of its subsidiaries) is not a party to any agreement which would require it to make any payment which would constitute a “parachute payment” for purposes of Section 280G;

(vii)                           to the Company’s knowledge, the Company (and each of its subsidiaries) has complied with all information reporting and backup withholding Tax requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party;

(viii)                        to the knowledge of the Company, none of the Company’s (and none of its subsidiary’s) assets are treated as “tax exempt use property” within the meaning of Section 168(h) of the Code, and the Company (and each of its subsidiaries) has not filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company (or any of its subsidiaries). The Company (and each of its subsidiaries) is not, and has not been at any time within the period specified in Section 897(c)(1)(A)(II) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(ix)                                the Company (and each of its subsidiaries) is not, nor has it ever been, a member of an affiliated group filing a consolidated federal income Tax Return (other than such a group of which the Company is the parent corporation) and the Company (and each of its subsidiaries) does not have any liability for the Taxes of any individual or entity (other than the Company and its subsidiaries and their predecessors) under section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(x)                                   the Company (and each of its subsidiaries) will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting, except to the extent such methods of accounting have been properly reflected in the financial statements included in the Company SEC Reports;

(xi)                                the Company (and each of its subsidiaries) is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other laws or regulations) in its current or in any future taxable period by reason of a change in accounting method, nor does the Company (or any of its subsidiaries) have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing any such change in accounting method, except to the extent such methods of accounting have been properly reflected in the financial statements included in the Company SEC Reports;

(xii)                             there are no material liens on any of the assets of the Company (or any of its subsidiaries) that arose in connection with any failure (or alleged failure) to pay any Tax; and

(xiii)                          the Company has made available to Parent correct and complete copies of all material Tax Returns, material examination reports, and material statements of deficiency assessed against or agreed to by the Company (or any of its subsidiaries) since December 31, 2000.

(c)                                  The representations contained in subparagraphs (i) through (xiii) of Section 3.13(b) are true and correct with respect to all Taxes and all Tax Returns with respect to Taxes, except for such failures that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.14  Intellectual Property.

(a)                                  Schedule 3.14(a) of the Company Disclosure Schedule sets forth a complete list of: (i) the Company’s and its subsidiaries’ registrations and applications for patents, trademarks, service marks, trade names, trade secrets, copyrights and other intellectual property rights (patents, trademarks, trade secrets, generically, “IP Rights”) and material unregistered IP

Rights; and (ii) licenses and other contracts relating to IP Rights granted by or to the Company or its subsidiaries.

(b)                                 Except as set forth on Schedule 3.14(b):

(i)                                     No litigation is pending and no claim has been made against the Company or any of its subsidiaries nor, to the knowledge of the Company or its subsidiaries, are there any grounds for a claim: (A) alleging that any IP Right, product, process, method, substance or other material presently sold by or employed by the Company or any of its subsidiaries infringes or misappropriates any IP Rights owned by others; (B) challenging the title, inventorship, validity, enforceability, or alleging misuse, of any IP Right owned or used by Company or its subsidiaries.

(ii)                                  Neither the Company nor any of its subsidiaries has asserted any claim of infringement, misappropriation or misuse by any Person of any IP Rights owned by the Company or any of its subsidiaries or as to which any of them have exclusive use.

(iii)                               No employee, officer or consultant of the Company or any of its subsidiaries has any proprietary, financial or other interest in any IP Rights owned or, to the knowledge of the Company, used by the Company or its subsidiaries in their businesses.

(iv)                              Neither the Company nor any of its subsidiaries has any obligation to compensate any Person for the use of any IP Rights and neither the Company nor any of its subsidiaries has granted any license or other right to use any of the IP Rights of the Company or its subsidiaries, whether requiring the payment of royalties or not.

(v)                                 No settlement agreements, consents, judgments, orders, covenants not to sue or similar obligations to which the Company or any of its subsidiaries is party limit or restrict the use of the IP Rights owned or used by the Company or its subsidiaries.

(vi)                              No IP Right owned or used by the Company or its subsidiaries is subject to any lien, demand, encumbrance or security interest.

(vii)                           The Company and its subsidiaries have taken all reasonable measures to protect and preserve the security, confidentiality and value of the IP Rights that they own or use, including without limitation trade secrets and other confidential information.

(viii)                        Neither the Company nor any of its subsidiaries has within one (1) year prior to the Effective Time abandoned any domestic or foreign patent or trademark application or registration, or rights to submit any such patent or trademark application, for material IP Rights used in or necessary for the conduct of the business as currently conducted or as currently contemplated to be conducted.

(ix)                                To the knowledge of the Company, all trade secrets and other confidential information owned and used by the Company and its subsidiaries in the two years preceding the Effective Time are presently valued and protectable and are not part of the public domain or knowledge, nor, have they been used, divulged or appropriated for the benefit of any

Person other than the Company or its subsidiaries or otherwise to the detriment of the Company or its subsidiaries.

(x)                                   To the knowledge of the Company, no employee or consultant of the Company or its subsidiaries has used any trade secrets or other confidential information of any other person in the course of his work for the Company or its subsidiaries.

(xi)                                To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any IP Rights owned or used by the Company or its subsidiaries.

SECTION 3.15  Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting together as one class, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement.

SECTION 3.16  Brokers. No broker, finder or investment banker other than Barrington Associates (the “Company Financial Adviser”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent copies of all agreements between the Company and the Company Financial Advisor and the Company and Morgan Stanley.

SECTION 3.17. No Additional Representations. In entering into this Agreement, Company has not been induced by, or relied upon, any representations, warranties or statements by Parent or Acquisition not set forth or referred to in this Agreement, the Parent Disclosure Schedule or the other documents required to be delivered thereby or referred to herein, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Company acknowledges that, in entering into this Agreement, Parent and Acquisition have been induced by and relied upon the representations andwarranties of Company herein set forth or referred to in this Agreement, the Company Disclosure Schedule and the other documents required to be deliveredthereby or referred to herein. Company has made its own investigation of Parent and Acquisition prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

SECTION 3.18  Takeover Statutes. As currently contemplated by the terms of this Agreement, no “business combination,” “fair price,” “moratorium,” “control share,” “shareholder protection” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, (including, without limitation, Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) applicable to the Company or any of its subsidiaries is applicable to the Merger, this Agreement or the other transactions contemplated hereby.

SECTION 3.19  Affiliate Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of its subsidiaries or any of their immediate family members or (ii) affiliate of any such present officer, director, family member or beneficial owner, on the otherhand, in each case required to be disclosed pursuant to Item 404 of SEC Regulation S-K. Since January 1, 2001 (a) no executive officer of the Company has received payments from the Company in capacities as both an employee and asa distributor, and (b) to the actual knowledge of the Company’s executive officers, no other officer of the Company has received payments from the Company in capacities as both an employee and as a distributor.

SECTION 3.20  Insurance. The Company has in full force and effect insurance policies which, taken together, provide adequate insurance coverage for the assets and the operations of the Company for risks normally insured against by a person carrying on the same business as the Company and for risks to which the Company is normally exposed, except for those risks and related losses to the Company which do not individually or in the aggregate constitute a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION

Except as set forth on the Disclosure Schedule previously delivered by the Parent to the Company (the “Parent Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of theParent Disclosure Schedules shall be deemed disclosed in another schedule of theParent Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make it reasonably clear to Company the relevance of the disclosure to such other schedule), the Parent and Acquisition hereby jointly represent and warrant to the Company as follows:

SECTION 4.1  Organization.

(a)                                  Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Bylaws as currently in effect of Parent and Acquisition.

(b)                                 Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

The term “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of the Parent and its subsidiaries, taken as a whole other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets and (iii) the entering into or the public disclosure of this Agreement or the transaction contemplated hereby.

SECTION 4.2  Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have beenduly and validly authorized by the boards of directors of Parent and Acquisitionand by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3  Information Supplied. None of the information supplied by Parent or Acquisition in writing for inclusion in the Proxy Statement will, at the time that the Proxy Statement is mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.4  Consents and Approvals; No Violations. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, the HSR Act, foreign antitrust laws and the filing of the articles of merger as required by the NRS, no filing with or notice to, and no permit authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws of Parent or Acquisition or any of Parent’s other subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or

Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound and which contemplates a payment to or from Parent or Acquisition or any of Parent’s other subsidiaries, or (c) to Parent’s knowledge, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which would not have a Parent Material Adverse Effect.

SECTION 4.5  Adequate Funds. Parent has delivered to the Company true and complete copies of the (i) debt financing commitment letters from UBS AC, Stamford Branch (the “Senior Lender”) and UBS Warburg LLC (“UBSW”) and (ii) equity commitment letters from Whitney V, L.P. and Golden Gate Private Equity, Inc., in each case as set forth in the Parent Disclosure Schedule (thedebt financing commitment letters and the equity commitment letters as collectively referred to as the “Financing Letters”).

To the knowledge of Parent and Acquisition, the proceeds of the financings as set forth in the Financing Letters (the “Financings”), together with unrestricted and available cash of the Company of at least $165 million areexpected to be sufficient to consummate the Merger, pay all fees and expenses related to any of the foregoing, refinance up to $10.6 million of indebtedness of the Company and provide working capital for Acquisition.

SECTION 4.6  No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

SECTION 4.7  Ownership of Securities. As of the date hereof, neither Parent nor, to Parent’s knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Company Common Stock.

SECTION 4.8  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

SECTION 4.9  No Additional Representations; Investigation by Parent and Acquisition.

(a)                                  In entering into this Agreement, Parent and Acquisition have not been induced by, or relied upon, any representations, warranties or statements by the Company not set forth or referred to in this Agreement, the Company Disclosure Schedule or the other documents referred to herein or required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Parent and Acquisition acknowledge that, in entering into this Agreement, Company has been induced by and relied upon the representations and warranties of Parent and Acquisition herein set forth or referred to in this Agreement or the other documents required to be delivered thereby or referred to herein. Parent and Acquisition have made their own investigation of Company prior to the execution of this Agreement and have not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

(b)                                 Parent and Acquisition have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries. In entering into this Agreement, Parent and Acquisition have relied solely upon the items set forth in (a) above and their own investigation and analysis, and Parent and Acquisition:

(i)                                     acknowledge that, other than as set forth in this Agreement, the Company Disclosure Schedule or the other documents required to be delivered by the Company or referred to herein, none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives (including without limitation Barrington Associates) makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Acquisition or their agents or representatives;

(ii)                                  agree, to the fullest extent permitted by law (except with respect to fraud), that none of the Company, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives (including without limitation Barrington Associates) shall have any liability or responsibility whatsoever to Parent or Acquisition on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent or Acquisition; and

(c)                                  acknowledge that, as of the date hereof, they have no knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect.

ARTICLE V

COVENANTS

SECTION 5.1  Conduct of Business.

(a)                                  Conduct of Business by the Company. Except as expressly set forth in this Agreement or as consented to in writing by Parent during the period from the date of this Agreement to the Effective Time, the Company shall use, and shall cause its subsidiaries to use, reasonable commercial efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations and to preserve current relationships withcustomers, distributors and suppliers.

(b)                                 Negative Covenants. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, and shall not permit any of its subsidiaries to:

(i)                                     amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(ii)                                  authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of shares of Company Common Stock pursuant to options previously granted;

(iii)                               split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries; provided, however, that the Company may pay one regular $0.15 quarterly cash dividend on the Company Common Stock in accordance with past practice to be declared and paid after the date hereof;

(iv)                              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(v)                                 alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any subsidiary;

(vi)                              (A) incur or assume any long-term or short-term debt (including, without limitation, obligations under conditional sale or title retention agreements, obligations assumed as deferred purchase price, capitalized lease obligations in excess of $1,000,000, obligations under swap or hedging agreements in excess of $3,000,000, performance bonds or letters of credit) or issue any debt securities, except for bank borrowings under existing lines of credit in the ordinary course of business for working capital purposes in accordance with the budget previously delivered to Parent; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of Company incurred in the ordinary course of business; (C) other than in the ordinary course of business, make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of Company or customary loans or advances to employees or customers in each case in the ordinary course of business consistent with past practice); (D) pledge or otherwise encumber shares of capital stock of Company or its subsidiaries; (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax liens for Taxes not yet due) or (F) forgive any material debts owing to the Company or its subsidiaries;

(vii)                           except as set forth in Section 5.1 of the Company Disclosure Schedule or as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph shall not prevent Company or its subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice; provided that any such agreements entered into are terminable by the Company immediately without penalty and that the aggregate amount payable in any such terminations or settlements does not exceed $100,000;

(viii)                        except as set forth in Section 5.1 of the Company Disclosure Schedule and other than in the ordinary course of business, acquire, sell, lease or dispose of any assets not including inventory in any single transaction or series of related transactions having a fair market value in excess of $2,000,000 in the aggregate;

(ix)                                except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(x)                                   (A) except as set forth in Section 5.1 of the Company Disclosure Schedule acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to Company and its subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures that individually is in excess of $2,000,000, provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(xi)                                settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by the Company in the aggregate of $1,000,000 or more;

(xii)                             adopt a shareholder rights plan or any similar plan or instrument or declare a dividend of preferred share purchase rights under the Rights Agreement dated July 27, 2000 between the Company and U.S. Stock Transfer Corporation or take any other action which would have the effect of impairing or delaying the consummation of the Merger;

(xiii)                          pay, discharge, or satisfy any material claim, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy

(except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xiv)                         pay or incur any obligation to pay any fee relating to the Merger to a broker, finder or investment banker other than as set forth in Section 3.16; or

(xv)                            take or agree in writing or otherwise to take any of the actions described in Section 5.1(b).

SECTION 5.2  Other Potential Acquirors.

(a)                                  The Company agrees that it shall cease (and will instruct its Representatives, as defined herein, to cease) all existing negotiations with any third parties with respect to a Takeover Proposal. Except as otherwise set forthin this Section 5.2, the Company shall not permit any of its subsidiaries to,nor authorize nor permit any officer, director or employee of, or any investmentbanker, attorney or other advisor or representative of the Company or any of itssubsidiaries (“Representatives”) to, directly or indirectly: (i) solicit, initiate, or encourage the submission of, any Takeover Proposal, or take any other action to facilitate any inquiries or make any proposal that constitutes,or may reasonably be expected to lead to, any Takeover Proposal, (ii) engage innegotiations or discussions with, or furnish any information or data, or afford access to the properties, books or records of the Company or its subsidiaries to any third party relating to a Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal or approve any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any written proposal or offer (whether or not delivered to the Company’s stockholders generally) for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement and so long as the Company is in compliance with the provisions of Section 5.2(a), if the Company and its Board of Directors or the Special Committee prior to the Company Stockholders’ Meeting determine in good faith after discussion with independent counsel that an unsolicited Takeover Proposal would likely result in a Superior Proposal and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the Potential Acquiror, as defined below, would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, then the Company and its Board of Directors or Special Committee: (i) may participate in discussions or negotiations (including, as a part thereof, make any counterproposal) with or furnish information to any third party making an unsolicited Takeover Proposal (a “Potential Acquiror”), and (ii) shall be permitted to take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

(c)                                  Any non-public information furnished to a Potential Acquiror shall be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Whitney & Co., LLC.

(d)                                 The Board of Directors of the Company or the Special Committee shall not approve or recommend, as the case may be, or propose to approve or recommend, as the case may be, or enter into any agreement with respect to, any Takeover Proposal unless the Board and the Special Committee determine in good faith, after receiving advice from their financial advisor, that such Takeover Proposal would, if so completed, result in a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a written Takeover Proposal made by a third party with respect to which: (i) the Board of Directors of the Company and the Special Committee determine, based on such matters that they deem relevant, including, without limitation, the likelihood of consummation, the trading market, liquidity of any securities offered in connection with the Takeover Proposal and the factors set forth in NRS Section 78.138, that the Takeover Proposal is superior as compared with the Merger, and (ii) if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, the Company’s Board of Directors and the Special Committee have been furnished with the written opinion of Company Financial Advisor or a nationally recognized financial advisor that (in the case of clause (x)), the Takeover Proposal is readily financeable and (in the case of clause (y)) that the Takeover Proposal provides a higher value per share than the considerationper share to be paid to the Company’s stockholders pursuant to the Merger.

(e)                                  Except as set forth in this Section 5.2, neither the Board of Directors of the Company, nor the Special Committee, shall (x) withdraw ormodify, or propose to withdraw or modify, in a manner adverse to Parent, the Board of Directors’ approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by the Company in accordance with Section 5.2(c)) relating to any Takeover Proposal (each, an “Acquisition Agreement”), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing or anything else to thecontrary contained in this Agreement, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of Section 5.2(a), the Board of Directors of the Company may, subject tothe immediately following sentence, terminate this Agreement pursuant to andsubject to the terms of Section 7.5 and, concurrently with such termination,cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal, but only if the Company’s Board of Directors determines, after consultation with its independent counsel, that failure to terminate thisMerger Agreement and accept the Superior Proposal would be inconsistent with theCompany’s Board of Directors fiduciary duties to stockholders. Such actions may be taken by the Company’s Board of Directors only if it has delivered to Parent prior to or on the date of the Company Stockholders’ Meeting written notice of the intent of the Company’s Board of Directors to take the actions referred to in the preceding sentence, together with a copy of the related Acquisition Agreement and a description of any terms of the Takeover Proposal not contained therein. The Board of Directors shall not terminate this Agreement and enter into an Agreement with respect to a Superior Proposal pursuant to this Section 5.2(e) until the end of the second business day following delivery of such notice to Parent, after which the Board of Directors, taking into account such matters that they deem relevant (including, without limitation, including, without limitation, the likelihood of consummation, the trading market, liquidity of any securities offered in connection with the Takeover Proposal and the factors set forth in NRS Section 78.138, as well as any indications from Parent that it will make an alternative proposal), may proceed with such Superior Proposal and enter into an Acquisition Agreement in connection with the Superior Proposal.

(f)                                    The Company promptly, and in any event within 48 hours, shall advise the Parent orally and in writing of the submission of any Takeover Proposal, the identity of the person making any such Takeover Proposal and the material terms of any such Takeover Proposal; provided, however, neither Parent nor Acquisition shall interfere with the Company, the Board of Directors or the Special Committee with respect to any such Takeover Proposal (including any deliberations related to any such Takeover Proposal or any matter related thereto). The Company shall keep the Parent fully informed of the status and material terms of any such Takeover Proposal.

SECTION 5.3  Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)                                  As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form ofproxy to be mailed to the Company’s stockholders at the earliest practicable date. Parent shall cooperate in the preparation of the Proxy Statement and shallas soon as reasonably practicable after the date hereof furnish the Company withall information for inclusion in the Proxy Statement as the Company may reasonably request. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent andits officers, directors, stockholders and subsidiaries contained in the ProxyStatement that such information, at the date the Proxy Statement is mailed and (as amended or supplemented) at the time of the Company Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Parent and its counsel shall be given the opportunity to review the Proxy Statement and all amendments or supplements thereof prior to their beingfiled with the SEC, and the Company shall not make any such filing without consulting with Parent. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information and Company shall furnish copies to Parent. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement if any, if and to the extent that it shall have become materially false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to use all reasonable efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable laws.

(b)                                 Parent agrees promptly to advise the Company if at any time prior to the Company Stockholders’ Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

(c)                                  The Company agrees promptly to advise Parent if at any time prior to the Company Stockholders’ Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

(d)                                 Concurrently with the filing of the Proxy Statement, Parent and Acquisition and their respective affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Parent all information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. In any such event, Parent shall take allreasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and Parent and Company shall take all reasonable steps to cause same to be disseminated to the holders of CompanyCommon Stock, in each case, as and to the extent required by applicable federalsecurities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and Parent shall consider any such comments in good faith. Parent agrees to provide the Company and its counsel with copies of any commentsthat Parent or its counsel may receive from the staff of the SEC promptly afterreceipt thereof.

(e)                                  As soon as reasonably practicable following the clearance of comments from the staff of the SEC regarding the Proxy Statement, the Company shall call and hold the Company Stockholders’ Meeting for the purpose of obtaining the Stockholder Approval. Subject to the fiduciary duties of its Board of Directors, the Company shall use its reasonable best efforts to solicit proxies from its stockholders and to secure the vote or consent of stockholders required by applicable law or otherwise to obtain the Stockholder Approval. The Company, through its Board of Directors, shall recommend to its stockholders the obtaining of the Stockholder Approval, provided, however, that subject to the provisions of Section 7.1, the Company’s Board of Directors may withdraw, modifyor amend its recommendation if (i) the Company receives a Superior Proposal and(ii) after complying with the provisions of Section 5.2 the Board of Directorsby a majority vote determines in its good faith judgment that it is required inorder to comply with its fiduciary duties to recommend the Superior Proposal.

SECTION 5.4  Access to Information; Confidentiality. Upon notice by Parent and permission granted by the Company, which shall not be unreasonably delayed or withheld, the Company shall, and shall cause its subsidiaries to, afford Parent and its lenders and other investors, and the officers, employees, accountants, counsel, financial advisors and other representatives of Parent and its lenders and other investors, reasonable access during normal business hours during the period prior to the Effective Time, and in a manner reasonably designed to minimize disruption to the operations of the Company and its subsidiaries, and to all their respective properties, books, contracts, agreements, commitments, returns, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, each of the Company and Parent will hold, and will cause its lenders and other investors and their respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the confidentiality agreement entered into between the Company and Whitney & Co., LLC.

SECTION 5.5  Reasonable Efforts; Notification.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Acquisition agrees (and shall cause their respective subsidiaries) to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation (i) the making of all necessary applications, registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) the defending of any lawsuits or otherlegal proceedings, judicial or administrative, challenging this Agreement or theconsummation of the transactions contemplated hereby or thereby, including the using of all reasonable best efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby.

(b)                                 The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any Material Respect, as defined in Section 8.3(c), (ii) the failure by it to comply with or satisfy in any Material Respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) the occurrence of an event or events which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, or (iv) the commencement of or, to the extent the Company has knowledge of the threat of, any litigation involving or affecting the Company or any subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of the Company or any subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of the Company or any subsidiary, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which directly relates to the consummation of the Merger, or any material development in connection with any litigation disclosed by the Company in or pursuant to this Agreement or the Company SEC Reports. Each of Parent, Acquisition and the Company hereby represent that, other than as previously disclosed to each other on the Disclosure Schedule (which disclosures shall not constitute a breach), as of the date hereof they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to this Agreement.

SECTION 5.6  Stock Options. Each Company Stock Option outstanding pursuant to the Stock Option Plan or otherwise, whether or not then exercisable, shall be canceled as of the Effective Time and thereafter only entitle the holder thereof, upon surrender thereof, to receive the amount specified in Section 2.3, which cancellation shall be in accordance with the terms of any Company Stock Option and Stock Option Plan. Prior to the Effective Time, the Company shall mail to each Person who is a holder of outstanding Company Stock Options granted pursuant to the Stock Option Plan or otherwise a letter in a form reasonably acceptable to Parent which describes the treatment of and payment for such options pursuant to this Section 5.6 and provides instructions for use in obtaining payment for such options hereunder.

SECTION 5.7  Takeover Statutes; Inconsistent Actions. If any “fair price,” “moratorium,” “control share,” “business combination,” “shareholder protection” or similar or other anti-takeover statute or regulation (including, without limitation, Sections 78.378 through 78.3793 and Sections 78.411 through 78.444 of the NRS) shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take all such actions so that the Merger and the other transactions contemplated hereby may be consummated on the terms contemplated hereby and otherwise eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby.

SECTION 5.8  Indemnification, Exculpation and Insurance.

(a)                                  The Articles of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s Articles of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b)                                 After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s subsidiaries (the “Indemnified Persons”) against (a) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action,suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”) and (b) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation’s Articles of Incorporation or Bylaws. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.8(b) shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.8(b). Each Indemnified Person is intended to be a third party beneficiary of this Section 5.8(b) and may specifically enforce its terms. This Section 5.8(b) shall not limit or otherwise adversely effect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Articles of Incorporation or Bylaws.

(c)                                  For six years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance for current and former officers and directors of the Company and its subsidiaries who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore made available to Parent) on terms no less favorable to such indemnified parties than the terms of such current insurance coverage in effect for the Company on the date hereof and providing coverage only with respect to matters occurring prior to the Effective Time, to the extent that such coverage can be maintained at an annual net cost to the Surviving Corporation of not greater than 150% of the annual premium for the Company’s current insurance policies and, if such coverage cannot be so maintained at such cost, providing as much of such insurance as can be so maintained at a net cost equal to 150% of the annual premium for the Company’s current insurance policies.

(d)                                 The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.8 shall be binding on the successors andassigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9  Fees and Expenses. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company shall not pay expenses of any individual stockholder.

SECTION 5.10  Public Announcements. Parent and Acquisition, on the one hand, and the Company, on the other hand, will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, without first obtaining the prior consent of the other party; provided, however, in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or the

NASDAQ National Market, the parties will use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

SECTION 5.11  Status of Company Employees; Employee Benefits.

(a)                                  For a period beginning at the Effective Time and ending on the 90th day following the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the employees of the Company and its subsidiaries who are employed by the Surviving Corporation or its subsidiaries at the date hereof (“Company Employees”) that, in the aggregate are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the execution hereof, except for those set forth in Section 5.11(a) ofthe Parent Disclosure Schedule.

(b)                                 To the extent Parent determines to cover Company Employees under employee benefit plans and arrangements maintained by Parent or its subsidiaries (“Parent Benefit Plans”) instead of employee benefit plans and arrangements of the Company, then for a period of ninety (90) days following the Effective Time,any pre-existing condition exclusion under any Parent Benefit Plan providingmedical or dental benefits shall be waived for any Company Employee who, immediately prior to commencing participation in such Parent Benefit Plan, was participating in an Employee Plan providing medical or dental benefits and hadsatisfied any pre-existing condition provision under such Employee Plan (to the extent that such pre-existing condition would have been waived under the similar Company benefit plan, as in effect immediately prior to the Effective Time). Anyexpenses that were taken into account under an Employee Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Parent Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Parent Benefit Plan, in accordance with the terms of such Parent Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of- pocket provisions and life-time benefit limits.

SECTION 5.12  Governmental Approvals. Parent shall use reasonable best efforts to promptly prepare and file, but in any event, will file no later than twenty days after the date hereof, all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (“Governmental Approvals”) and shall file initial applications and documents related to all such Governmental Approvals within such time as necessary for such Governmental Approvals to be granted on or before the Effective Time and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith.

SECTION 5.13  Japanese Subsidiary Minority Shares. Notwithstanding anything contained in this Agreement to the contrary, the parties hereby agree that, following the date hereof and prior to the Effective Time, the Company shall use its commercially reasonable efforts to negotiate, enter into and perform agreements or arrangements providing for the purchase, exchange, cancellation or other disposal of the Japanese Subsidiary Minority Shares (“J-Sub Minority Shares”) such that the Company shall become the sole owner of all outstanding shares of capital stock or other equity securities of Japanese Subsidiary (other than director’s qualifying shares). The consideration for the J-Sub Minority Shares may consist of cash, Company Common Stock or other property; provided that, unless Parent shall otherwise agree in writing, such consideration shall not exceed $5,000,000 (with the value of any such consideration that may consist of shares of Company Common Stock being equal to the Merger Consideration per share of Company Common Stock and the value of any other non-cash consideration being equal to the fair market value thereof as determined by the Company’s Board of Directors in the exercise of its reasonable business judgment).

SECTION 5.14  Rights Plan. The Company shall either (x) promptly redeem all preferred share purchase rights under the Rights Agreement (the “Rights Agreement”) dated July 27, 2000 between the Company and U.S. Stock Transfer Corporation or (y) amend the Rights Agreement to exempt the Merger and the transaction contemplated hereby from the Rights Agreement, and take all other action to ensure that the Rights shall not become exercisable and no Distribution Date (as such terms are defined in the Rights Agreement) shall occur thereunder prior to the Closing Date.

SECTION 5.15  Indemnification by Company. The Company shall indemnify Parent, its stockholders, Acquisition and their respective affiliates and each of their respective current and former officers, directors, employees, agents and representatives (individually an “Indemnitee” and collectively the “Indemnitees”), to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket defense cost or expense incurred by an Indemnitee directly in connection with the defense of any claim asserted against an Indemnitee which is directly based on an allegation that an Indemnitee has induced or acted in concert with the Company or any of its directors to act contrary to or in violation of any duty under applicable law, to which the Company and any of its directors are subject, to the extent, but only to the extent, such allegation directly relates to the negotiation, execution or delivery of this Agreement by the parties hereto (an “Indemnifiable Matter”); provided, however, in no event shall the Company be responsible for indemnifying or making any payment to, or on behalf of, any Indemnitee hereunder with respect to any settlement, judgment, contribution, indemnification or similar payment made to or on behalf of any party in connection with the settlement, disposition, resolution or dismissal of any action, case, proceeding, allegation, arbitration or other similar proceeding other than one requiring payment by Parent or Acquisition of fees and expenses of counsel for the claiming party. Promptly after receipt by an Indemnitee of notice of the assertion of any claim or the commencement of any action against such Indemnitee in respect to which indemnity or reimbursement may be sought against under this Section 5.15 (an “Assertion”) such Indemnitee shall notify the Company in writing of the Assertion, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnitee hereunder except to the extent that such failure shall have actually prejudiced the Company in defending against such Assertion. In the event that following receipt of notice from the Indemnitee, the Company notifies the Indemnitee that the Company desires to defend the Indemnitee against such Assertion, the Company shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnitee desires to participate in any such defense it may do so at its sole cost and expense; provided that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnitee and such Indemnitee shall have received the written advice of counsel that there exist defenses available to such Indemnitee that are materially different from those available to the Company and/or such officers or directors, the Indemnitee shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary) reasonably acceptable to the Company to participate in the defense of such action on its behalf, at the expense of the Company. If any Indemnitee retains such counsel, then to the extent permitted by law, the Company shall periodically advance to such Indemnitee its reasonable legal and other out-of-pocket expenses relating to the Indemnifiable Matter (including the reasonable cost of any investigation and preparation incurred in connection therewith). No Indemnitee shall settle any Assertion without the prior written consent of the Company, nor shall the Company settle any Assertion in which an Indemnitee is named as a defendant without either (i) the written consent of all Indemnitees against whom such Assertion was made (which consents shall not be unreasonably withheld), or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnitees as a condition of such settlement. The provisions of this Section 5.15 are intended for the benefit of, and shall be enforceable by, the respective Indemnitees.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation ofthe Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shallbe in effect.

(c)                                  HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d)                                 Consents and Approvals. Each of the parties shall have received evidence, in form and substance reasonably satisfactory to the other party, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings required to be made or obtained by the Company or Parent from all Governmental Entities as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including Governmental Approvals, have been obtained or made, as applicable, by the Company or Parent and are in full force and effect.

(e)                                  Consent of Los Angeles Superior Court. (i) The Los Angeles Superior Court shall have issued an order (the “Order”) in substantial effect approving, including without limitation, the sale, disposition or any other transaction by the trustees of the Mark Hughes Family Trust (the “Trustees”) relating to the securities of the Company or any of its subsidiaries or affiliates held directly or indirectly by the Trustees, in a transaction or series of transactions contemplated by this Agreement and any documents or instruments related thereto; and (ii) the Order shall have become final (an order which is no longer appealable).

SECTION 6.2  Additional Conditions to Obligations of Parent and Acquisition. The obligations of Parent and Acquisition to effect the Merger are also subject to the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), provided that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.2 hereof shall be true and correct in all respects and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b)                                 Agreements and Covenants. The Company shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to that effect.

(c)                                  Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Nevada and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; and (iii) a true and complete copy of the Articles of Incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

(d)                                 No Company Material Adverse Effect. From the date of this Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, have a Company MaterialAdverse Effect.

SECTION 6.3  Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of the Parent set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and Company shall have received a certificate of an executive officer of the Parent to that effect.

(b)                                 Agreements and Covenants. Parent shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c)                                  Financing of Parent in Place. At the Effective Time, Parent shall have, and shall have provided the Company with satisfactory evidence of the availability of, funds sufficient for the payment of the aggregate Merger Consideration and performance of Parent’s obligations with respect to the transactions contemplated by this Agreement subject to Sections 2.2 and 4.5.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

(a)                                  by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its Board of Directors;

(b)                                 by Parent (provided that Parent is not then in Material Breach, as defined in this Section 7.1, of any representation, warranty, covenant or other agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, except for the covenants of the Company in Section 5.2(a) for which no cure shall be permitted; provided, however, that no cure period shall be applicable in the case of any breach based on an act of encouraging the submission of a Takeover Proposal only if the act of encouragement is established by Parent or Acquisition by clear and unequivocal conduct on the part of the Company, continuing thirty (30) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the casemay be, would be incapable of being satisfied by the then-scheduled Outside Date(defined below);

(c)                                  by the Company (provided that the Company is not then in Material Breach of any representation, warranty, covenant or other agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case (except for the representations, warranties and covenants of Parent and Acquisition contained in Section 4.5 or 6.3(c) for which no cure period shall be permitted) continuing thirty (30) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be,would be incapable of being satisfied by the then-scheduled Outside Date;

(d)                                 by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(e)                                  by either Parent or the Company, if the Merger shall not have occurred by August 31, 2002 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a Material Breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement, provided that either Parent or the Company may extend the Outside Date, but no more than three times in the aggregate, and each time by one month, but in no event beyond November 30, 2002, by providing written notice thereof to the other party between three (3) and five (5) business days prior to the next scheduled Outside Date if (i) (x) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(d) have not been obtained and are still being pursued, or (y) the condition set forth in Section 6.1(e) shall not have been fully satisfied and (ii) the party requesting such extension has satisfied all the conditions to Closing required to be satisfied by it and has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(f)                                    by either Parent or the Company (provided that the terminating party is not in Material Breach of any representation, warranty, covenant or other agreement contained hereunder), if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s stockholders or at any adjournment or postponement thereof called for such purpose;

(g)                                 by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, or (ii) recommends a Takeover Proposal to Company stockholders, provided that any disclosure that the Board of Directors of the Company is compelled to make with respect to the receipt of a proposal for a Takeover Proposal in order to comply with its fiduciary duties or Rules 14d-9 or 14e-2 shall not constitute the withdrawal or material weakening of such Board’s recommendation so long as the Company has otherwise complied in all material respects with Section 5.2; or

(h)                                 by the Company if, as a result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties that the failure to terminate this Agreement and accept such Superior Proposal could be inconsistent with the proper exercise of such fiduciary duties and the Company has otherwise compliedin all material respects with Section 5.2.

For purposes of Sections 7.1(b), (c), (e) and (f), “Material Breach” shall mean (i) when used in connection with a representation, warranty, covenant or agreement made by the Company or Parent, as the case may be, set forth in this Agreement which is qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, a breach in any respect (taking into account such qualifications as to materiality or byCompany Material Adverse Effect or Parent Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant or agreement made by the Company or Parent, as the case may be, set forth in this Agreement that is not so qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, a breach in any material respect.

SECTION 7.2  Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition or the Company or their respective officers or directors, except as set forth in the last sentence of Section 5.4, Section 5.9, Section 5.15, Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3  Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4  Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 7.5  Termination Fee; Expense Reimbursement.

(a)                                  The Company agrees that in order to compensate Parent for the direct and substantial damages suffered by Parent in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Parent the amount of $27 million (the “Termination Fee”) if, but only if: (i) (x) Parent shall terminate this Agreement pursuant to Section 7.1(b), and (y) prior to suchtermination a Takeover Proposal shall have been made and not withdrawn and within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, and thereafter consummates, a transaction regarding such Takeover Proposal; (ii) (x)

Parent or Company shall terminate this Agreement pursuant to Section 7.1(e), and (y) prior to such termination a Takeover Proposal shall have been made and not withdrawn and within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, and thereafter consummates, a transaction regarding such Takeover Proposal; (iii) (x) Parent or Companyshall terminate this Agreement pursuant to Section 7.1(f) at any time after thedate of this Agreement, and (y) prior to the date of the Company StockholdersMeeting a Takeover Proposal shall have been made, and within 12 months of such termination of this Agreement the Company enters into a definitive agreement with respect to, and thereafter consummates, a transaction regarding such Takeover Proposal; (iv) Parent shall terminate this Agreement pursuant to Section 7.1(g); or (v) the Company terminates this Agreement pursuant to Section 7.1(h). The Termination Fee payable under Sections 7.5(a)(i), 7.5(a)(ii) and 7.5(a)(iii) shall be paid upon the Company consummating a transaction regarding a Takeover Proposal as described in Sections 7.5(a)(i)(y), 7.5(a)(ii)(y) and 7.5(a)(iii)(y), respectively. The Termination Fee payable under Sections 7.5(a)(iv) shall be paid concurrently upon receipt by the Company of notice of termination by Parent pursuant to such Section 7.5(a)(iv). The Termination Fee payable under Sections 7.5(a)(v) shall be paid concurrently upon notice of termination by the Company pursuant to such Section 7.5(a)(v). The Termination Fee shall be reduced by any Expenses paid under Section 7.5(b) so that in no event shall the aggregate of the Termination Fee and Expenses exceed $27 million. Under no circumstances shall the Company be required to pay more than one Termination Fee.

(b)                                 The Company agrees to pay Parent its Expenses (as defined below) if, but only if: Parent or the Company shall terminate this Agreement pursuant to Sections 7.1(b), 7.1(e), 7.1(f), 7.1(g) or Section 7.1(h). The term “Expenses” shall mean all actual and documented out-of-pocket expenses not exceeding $10 million in the aggregate incurred by Parent and its affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, all costs of Parent and its affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders), costs and expenses otherwise borne by Parent and its affiliates pursuant to Section 5.9. The Expenses payable under Section 7.5(b) shall be paid concurrently with notice of termination of this Agreement by the Company or Parent, as the case may be, and submission of appropriate documentation of such out-of-pocket expenses. Under no circumstances shall the Company be required to pay more than one payment of Expenses.

(c)                                  All payments under this Section 7.5 shall be made by wire transfer of immediately available funds to an account designated by the recipient of such funds.

(d)                                 The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 7.5 when due, the Company shall in addition thereto pay to the Parent and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date suchpayment was required to be made until the date such payment is received by the Parent and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period. Payment of the

Termination Fee and/or Expenses described in this Section 7.5 shall constitute the sole and exclusive remedy of the Parent and Acquisition against the Company for any damages suffered or incurred in connection with this Agreement. It is specifically agreed that the amount to be paid pursuant to this Section 7.5 represents liquidated damages and not a penalty. Any amounts paid by Company to Parent pursuant to this Section 7.5 shall be reduced by any amounts paid by Company to Parent pursuant to Paragraph N of that certain Exclusivity Agreement, by and between the Company and Whitney & Co., LLC dated March 6, 2002, asamended.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1  Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

SECTION 8.2  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Acquisition, to:
c/o Whitney & Co., LLC
177 Broad Street
Stamford, CT 06901
Facsimile: (203) 973-1442
Attention: Kevin J. Curley, Esq.

with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Facsimile: (212) 541-5369
Attention: Thomas C. Meriam

(b)	if to the Company, to:
Herbalife International, Inc.
1800 Century Park East
Suite 1500
Attention: President

with a copy to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Facsimile: (213) 229-6141
Attention: Jonathan K. Layne

SECTION 8.3  Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)                                 “knowledge” means a fact, event, circumstance or occurrence actually known, or that reasonably should have been known by an executive officer of a comparable company with comparable responsibilities by virtue of such responsibilities, by any of the executive officers of the Company or Parent, as the case may be;

(c)                                  “Material Respect” shall mean (i) when used in connection with a representation, warranty, covenant, condition or agreement to be complied with or satisfied by the Company or Parent, as the case may be, that is qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any respect (taking into account such qualifications as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant, condition or agreement to be complied with or satisfied by the Company or Parent, as the case may be, which is not so qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any material respect.

(d)                                 “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(e)                                  a “subsidiary” with respect to any person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests; and

(f)                                    “Significant Subsidiary” means a subsidiary of the Company that accounted for more than $25,000,000 of net revenue during 2001.

SECTION 8.4  Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.5  Counterparts; Facsimile. This Agreement may be executed in one or more counterparts and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, and the confidentiality agreement, by and between the Company and Whitney & Co., LLC, constitute the entire agreement, and supersede all prior agreements and understandings (including but not limited to that certain Exclusivity Agreement, by and between the Company and Whitney & Co., LLC dated March 6, 2002, as amended, (other than the provisions of Paragraph M thereof)), both written and oral, among the parties with respect to the subject matter ofthis Agreement and except for the provisions of Article II and Sections 5.6, 5.8 and 5.15 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Acquisition may assign their rights under this Agreement to a wholly-owned direct or indirect subsidiary of Parent so long as Parent remains liable for all obligations of Parent, Acquisition or such wholly-owned direct or indirect subsidiary under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

SECTION 8.10  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

SECTION 8.11  Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition (other than Parent, in the case of Acquisition) or any officer, director, employee, member, partner, manager, agent, representative, trustee or investor of any party hereto or any affiliate thereof.

SECTION 8.12  Financing. Notwithstanding anything containedelsewhere herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Acquisition to effect the Merger that Parent has sufficient funds for the payment of the aggregate Merger Consideration.

SECTION 8.13  Materiality. Notwithstanding any numeric or monetary thresholds or limitations contained herein, the parties hereby specifically acknowledge and agree that no such limitations or thresholds shall be deemed to constitute an acknowledgment or indication as to the materiality of the item in question or of any other item whatsoever; provided that any such numeric or monetary limitations contained herein shall have applicability to the threshold or limitation to which they are expressly referenced.

IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

WH HOLDINGS (CAYMAN ISLANDS) LTD., a
Cayman Islands corporation

By:	/s/	Steven Rodgers

Name:		Steven Rodgers

Its:		President

ACQUISITION:

WH ACQUISITION CORP., a Nevada
corporation

By:	/s/	Steven Rodgers

Name:		Steven Rodgers

Its:		President

COMPANY:

HERBALIFE INTERNATIONAL, INC., a Nevada
corporation

By:	/s/	Jack Reynolds

Name:		Jack Reynolds

Its:		Chairman of the Board of Directors

Signature Page